Exhibit 99.1

Investor Contact Darin Young PAETEC (585) 340-8278 darin.young@paetec.com	Investor Contact Sandy DiLuglio PAETEC (585) 340-2895 sandra.diluglio@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Third Quarter 2011 Results

—	31% revenue growth year-over-year to $536.3 million
—	2.6% organic revenue growth in core network services sequentially
—	$102.3 million in adjusted EBITDA, 64% growth year-over-year
—	Improvement in customer and revenue churn

FAIRPORT, N.Y. (November 4, 2011) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced third quarter 2011 financial and operating results. “We are pleased with our strong financial performance in the third quarter,” said Arunas A. Chesonis, chairman and CEO. “Higher sales, lower churn, and operating efficiencies enabled us to exceed $100 million in adjusted EBITDA for the first time in the company’s history.” Financial results for third quarter 2011 included the following:

—	Revenue of $536.3 million;

—	Adjusted EBITDA* of $102.3 million;

—	Net loss of $17.1 million;

—	Free cash flow* of $56.7 million, which represented the 35th consecutive quarter in which PAETEC generated positive free cash flow;

—	Net cash provided by operating activities of $40.0 million; and

—	Cash and cash equivalents of $94.8 million at September 30, 2011.

*    Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, debt extinguishment and related costs, acquisition, integration and separation costs, and gain on non-monetary transaction.

Proposed Merger Transaction

On August 1, 2011, PAETEC and Windstream Corporation (NASDAQ GS: WIN) announced a proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp., Windstream Corporation and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream. The merger received approval of the PAETEC stockholders at a special meeting of PAETEC stockholders held on October 27, 2011. Upon completion of the merger, PAETEC stockholders will receive 0.460 shares of Windstream common stock for each share of PAETEC common stock they own as of the effective time of the merger. The companies continue to expect the merger to be completed by December 31, 2011, following the satisfaction or waiver of all conditions to the merger.

Quarterly Results – Third Quarter 2011 Compared to Third Quarter 2010

Revenue

—

Total revenue of $536.3 million increased 31.3% or $127.8 million for third quarter 2011 from third quarter 2010, primarily due to the inclusion of revenue from Cavalier Telephone, which was acquired in December 2010.

—	Core network services revenue increased 22.2% or $62.3 million to $343.0 million for third quarter 2011 from third quarter 2010.
—	Core carrier services revenue for third quarter 2011 increased 32.0% or $14.4 million to $59.5 million from third quarter 2010.
—

Integrated solutions revenue of $65.0 million for third quarter 2011 increased 73.3% or $27.5 million over third quarter 2010, primarily due to PAETEC’s May 31, 2011 acquisition of XETA Technologies, Inc.

Adjusted EBITDA and Margins

Adjusted EBITDA for third quarter 2011 increased 64.4% to $102.3 million from adjusted EBITDA of $62.2 million for third quarter 2010. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, increased to 19.1% for third quarter 2011 from 15.2% for third quarter 2010, a 390 basis point improvement. The increase in adjusted EBITDA margin was a result of higher margin business acquired in the Cavalier Telephone acquisition and network synergies through network integration and migration efforts.

*Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

Cost of goods sold for third quarter 2011 was $256.9 million, representing an increase of $50.5 million or 24.5% from third quarter 2010. The increase in cost of goods sold for third quarter 2011 was a result of higher costs associated with the acquisition of Cavalier Telephone and equipment sales from XETA Technologies. Gross margin for third quarter 2011 increased to 52.1% from 49.5% for third quarter 2010 primarily due to higher margin revenue from Cavalier Telephone and network synergies.

Selling, general, and administrative (“SG&A”) expenses for third quarter 2011 were $182.6 million, including stock-based compensation of $5.4 million, which represented an increase of 28.1% or $40.1 million from third quarter 2010. The increase in SG&A was primarily due to the Cavalier Telephone and XETA Technologies acquisitions. As a percentage of total revenue, SG&A expenses were 34.1% for third quarter 2011 compared to 34.9% for third quarter 2010.

Net Loss

Net loss for third quarter 2011 was $17.1 million compared to net loss of $14.8 million for third quarter 2010. Higher operating margins in the current quarter were offset by higher integration and merger costs, depreciation and amortization, and interest expense.

Interest expense for third quarter 2011 increased to $36.3 million from $23.0 million for third quarter 2010. The increase in interest expense was primarily due to an increase in average outstanding debt following PAETEC’s December 2010 issuance of $450.0 million of additional 9 7/8% senior notes due 2018.

Sequential Results – Third Quarter 2011 Compared to Second Quarter 2011

Revenue

—

Total revenue of $536.3 million for third quarter 2011 increased 5.8% or $29.2 million from second quarter 2011, due to strong growth in core network service revenue and the inclusion of a full quarter of results from XETA Technologies.

—

Core network services revenue increased 2.6% or $8.8 million for third quarter 2011 from second quarter 2011 due to higher organic growth in monthly recurring revenues, higher data and data center revenue, and lower revenue churn.

—	Core carrier services revenue of $59.5 million for third quarter 2011 decreased 3.0% or $1.8 million from second quarter 2011, due to attrition associated with certain rate increases.
—

Integrated solutions revenue of $65.0 million for third quarter 2011 increased 44.0% or $19.9 million from second quarter 2011, primarily due to the inclusion of a full quarter of results from XETA Technologies and modest growth in equipment sales.

Adjusted EBITDA and Margins

Adjusted EBITDA of $102.3 million for third quarter 2011 increased 3.7% or $3.7 million from $98.6 million for second quarter 2011. Adjusted EBITDA margin was 19.1% for third quarter 2011 compared to 19.4% for second quarter 2011, primarily due to the inclusion of a full quarter of lower margin XETA Technologies results.

Third quarter 2011 cost of goods sold increased 7.9% or $18.8 million from second quarter 2011. As a result of higher costs from equipment sales, gross margin decreased to 52.1% for third quarter 2011 from 53.0% for second quarter 2011.

SG&A expenses for third quarter 2011 were $182.6 million, including stock-based compensation of $5.4 million, an increase of 5.4% or $9.3 million from second quarter 2011. As a percentage of total revenue, SG&A expenses were 34.1% for third quarter 2011 compared to 34.2% for second quarter 2011.

Net Loss

Net loss for third quarter 2011 increased to $17.1 million from a net loss of $9.4 million for second quarter 2011. The net loss for third quarter 2011 was primarily impacted by $8.1 million of Windstream-related merger costs compared to second quarter 2011.

Capital Expenditures

Capital expenditures for third quarter 2011 were $45.6 million, or 8.5% of total revenue, compared to $34.0 million, or 8.3% of total revenue, for third quarter 2010. Capital expenditures for third quarter 2011 were largely applied to PAETEC’s network, including investments in our fiber infrastructure, network enhancements in specific markets to support growth, and a modest expansion of PAETEC’s data center portfolio. Capital expenditures for third quarter 2011 decreased 13.9% or $7.4 million from $52.9 million for second quarter 2011.

Cash Flow and Liquidity

PAETEC had cash and cash equivalents of $94.8 million on September 30, 2011 compared to a June 30, 2011 balance of cash and cash equivalents of $102.6 million. Cash flow provided by operations decreased to $40.0 million in third quarter 2011 from $51.8 million in second quarter 2011, due in part to merger-related expenses. Free cash flow for third quarter 2011 was $56.7 million, which represented an $11.1 million increase from second quarter 2011 and was the company’s 35th consecutive quarter of positive free cash flow generation.

Indebtedness

At September 30, 2011, PAETEC had $1,499.5 million in debt outstanding under its senior secured credit facility and senior notes, which was comprised of a $99.5 million term loan under its credit facility, $650.0 million principal amount of senior secured notes and $750.0 million principal amount of senior unsecured notes.

At September 30, 2011, PAETEC also had a senior secured revolving credit facility under which no revolving loans were outstanding and under which PAETEC could obtain from time to time revolving loans of up to an aggregate principal amount of $125.0 million.

Full Year 2011 Outlook

“We continue to reaffirm our full year 2011 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for full year 2011 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. PAETEC’s revenue and adjusted EBITDA expectations for full year 2011 are as follows:

($ in millions)

Revenue	$2,025 to $2,125

Adjusted EBITDA	$375 to $395

Conference Call

No conference call will be hosted by PAETEC.

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release will be made available on the Investors portion of www.paetec.com.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Such forward-looking statements include the financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2011, which reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of the risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2010 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: the risks and uncertainties associated with PAETEC’s proposed merger with Windstream; adverse effects to PAETEC’s business resulting from business uncertainties and contractual restrictions while PAETEC’s proposed merger with Windstream is pending; general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; PAETEC’s significant level of debt and interest payment obligations and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing communications and energy solutions in 86 of the top 100 metropolitan areas across the United States. We offer a comprehensive suite of network services (voice, data and fiber solutions), as well as managed services, cloud and data center services, software and technology, and energy services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Revenue:
Network services revenue	$384,288	$376,243	$305,799	$1,137,563	$926,515
Carrier services revenue	86,968	85,660	65,111	254,840	191,242
Integrated solutions revenue	65,026	45,152	37,524	146,447	76,828

Total revenue	536,282	507,055	408,434	1,538,850	1,194,585
Cost of sales (exclusive of operating items shown separately below)	256,865	238,077	206,339	728,854	595,872
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	182,605	173,287	142,542	528,584	413,605
Acquisition, integration and separation costs	10,843	3,406	3,724	16,742	3,724
Depreciation and amortization	65,911	65,758	47,261	194,982	141,873

Income from operations	20,058	26,527	8,568	69,688	39,511
Debt extinguishment and related costs	-	-	-	-	4,423
Other income, net	(111)	(141)	(98)	(333)	(360)
Interest expense	36,294	35,306	23,021	106,064	67,658

Loss before income taxes	(16,125)	(8,638)	(14,355)	(36,043)	(32,210)
Provision for (benefit from) income taxes	952	800	400	2,402	(389)

Net loss	$(17,077)	$(9,438)	$(14,755)	$(38,445)	$(31,821)

Net cash provided by operating activities				$152,449	$86,373
Net cash used in investing activities				$(215,955)	$(121,081)
Net cash provided by financing activities				$62,764	$6,402

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, acquisition, integration and separation costs, debt extinguishment and related costs, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2010, as amended on Form 10-K/A, for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net loss	$(17,077)	$(9,438)	$(14,755)	$(38,445)	$(31,821)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	65,911	65,758	47,261	194,982	141,873
Interest expense, net of interest income	36,259	35,244	22,914	105,916	67,331
Provision for (benefit from) income taxes	952	800	400	2,402	(389)

EBITDA	86,045	92,364	55,820	264,855	176,994
Stock-based compensation	5,389	2,902	2,651	10,707	7,706
Acquisition, integration and separation costs	10,843	3,406	3,724	16,742	3,724
Debt extinguishment and related costs	-	-	-	-	4,423
Gain on non-monetary transaction	-	(82)	-	(82)	-

Adjusted EBITDA	$102,277	$98,590	$62,195	$292,222	$192,847

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ending December 31,	Twelve Months Ending December 31,
	2011	2011
	Low End of Guidance	High End of Guidance
Expected net loss	$(66)	$(46)

Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	263	263
Interest expense, net of interest income	142	142
Provision for income taxes	3	3

Expected EBITDA	342	362

Stock-based compensation	13	13
Acquisition, integration and separation costs	20	20

Expected adjusted EBITDA	$375	$395

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

• free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

• free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Adjusted EBITDA (see previous page)	$102,277	$98,590	$62,195	$292,222	$192,847
Purchases of property and equipment	(45,566)	(52,929)	(34,013)	(145,342)	(94,884)

Free cash flow, as defined	56,711	45,661	28,182	146,880	97,963
Purchases of property and equipment	45,566	52,929	34,013	145,342	94,884
Interest expense, net of interest income	(36,259)	(35,244)	(22,914)	(105,916)	(67,331)
Other	(903)	(827)	(520)	(2,425)	(1,928)
Acquisition, integration and separation costs	(10,843)	(3,406)	(3,724)	(16,742)	(3,724)
Bad debt expense	3,727	3,019	2,964	10,293	10,090
Amortization of debt issuance costs	1,158	1,226	1,221	3,448	2,577
Amortization of debt discount	802	795	325	2,389	977
Changes in operating assets and liabilities	(19,963)	(12,385)	2,077	(30,820)	(47,135)

Net cash provided by operating activities	$39,996	$51,768	$41,624	$152,449	$86,373

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of September 30, 2011	As of December 31, 2010

Financial Data (in thousands):
Cash and cash equivalents	$94,791	$95,533
Accounts receivable, net	$308,679	$253,175
Property and equipment, net	$882,753	$860,782

Accounts payable	$94,876	$102,169
Other accrued expenses	$215,736	$159,741
Long-term debt and capital lease obligations (including current portion and net of debt discount)	$1,523,382	$1,448,089

Operating Data:

Geographic markets served (1)	86	86

Number of switches deployed	167	166

Total employees	4,788	4,639

(1)	In the top 100 metropolitan statistical areas

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(in thousands)

The following pro forma results for the three and nine month periods ended September 30, 2010 give effect to PAETEC’s acquisition of Cavalier as if it had occurred on January 1, 2010. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the merger had been completed on the date indicated. For comparision purposes, PAETEC’s actual results for the three months ended June 30, 2011 and the three and nine month periods ended September 30, 2011 also are presented.

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Total revenue	$536,282	$507,055	$500,412	$1,538,850	$1,472,525
Cost of sales (exclusive of operating items shown separately below)	256,865	238,077	246,169	728,854	715,248
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	182,605	173,287	173,065	528,584	505,240
Acquisition, integration and separation costs	10,843	3,406	1,728	16,742	1,862
Depreciation and amortization	65,911	65,758	65,273	194,982	194,836

Income from operations	20,058	26,527	14,177	69,688	55,339
Other income, net	(111)	(141)	(126)	(333)	(429)
Interest expense	36,294	35,306	35,033	106,064	104,328

Loss before income taxes	(16,125)	(8,638)	(20,730)	(36,043)	(48,560)
Provision for (benefit from) income taxes	952	800	400	2,402	(389)

Net loss from continuing operations	$(17,077)	$(9,438)	$(21,130)	$(38,445)	$(48,171)

PAETEC Holding Corp. and Subsidiaries

Pro Forma Adjusted EBITDA Reconciliation

(in thousands)

Pro forma adjusted EBITDA, as defined by PAETEC for the periods presented, represents pro forma net loss from continuing operations before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, acquisition, integration and separation costs, debt extinguishment and related costs, and gain on non-monetary transaction. The table below sets forth, for the three and nine month periods ended September 30, 2010, a reconciliation of pro forma adjusted EBITDA to pro forma net loss from continuing operations, as pro forma net loss from continuing operations is calculated in accordance with GAAP. For comparision purposes, a reconciliation of actual adjusted EBITDA to actual net loss from continuing operations, for the three months ended June 30, 2011 and the three and nine month periods ended September 30, 2011 also are presented.

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Pro Forma:
Net loss from continuing operations	$(17,077)	$(9,438)	$(21,130)	$(38,445)	$(48,171)
Add back non-EBITDA items included in net loss from continuing operations:
Depreciation and amortization	65,911	65,758	65,273	194,982	194,836
Interest expense, net of interest income	36,259	35,244	34,907	105,916	103,970
Provision for (benefit from) income taxes	952	800	400	2,402	(389)

EBITDA	86,045	92,364	79,450	264,855	250,246

Stock-based compensation	5,389	2,902	2,687	10,707	7,813
Acquisition, integration and separation costs	10,843	3,406	1,728	16,742	1,862
Gain on non-monetary transaction	-	(82)	-	(82)	-

Adjusted EBITDA	$102,277	$98,590	$83,865	$292,222	$259,921